GNC Withdraws Proposed Offering of Senior Secured Notes
Company Retains Goldman Sachs to Review Alternatives to Optimize its Capital Structure and Enhance Shareholder Value
PITTSBURGH, December 4, 2017 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty health, wellness and performance retailer, today announced that it has decided not to proceed with its previously announced plans to issue, via its wholly-owned subsidiary, General Nutrition Centers, Inc., senior secured notes due 2022 as the terms and conditions offered were not sufficiently attractive to the Company for GNC to move forward. The Company also withdrew its plans to enter into a new senior secured term loan facility and a new senior secured asset-based revolving credit facility at this time.

GNC also announced that it has retained Goldman Sachs and Co. LLC as its strategic advisor to help the Board evaluate alternatives to optimize GNC’s capital structure and other alternatives to enhance shareholder value. GNC noted that it maintains a strong liquidity position, including $40.1 million in cash and cash equivalents and $246.1 million undrawn under its Revolving Credit Facility as of September 30, 2017. In addition, the Company reiterated its full year free cash flow target of $190 million to $210 million and reconfirmed its plans to repay the remainder of its revolver in the fourth quarter.

“Following a thorough process, we determined that the terms offered to GNC under the potential refinancing were not in the Company’s best interests at this time,” said Ken Martindale, Chief Executive Officer. “Our focus remains on continuing to build momentum behind our One New GNC strategy and ensuring we have the appropriate capital structure to support those efforts. As we work with our advisors to review and optimize our capital structure, we are confident that our cash flow and liquidity will enable us to continue to invest behind our key initiatives to provide customers innovative, highly differentiated products and experiences, drive sales growth and improved performance, and deliver shareholder value.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

About Us

GNC Holdings, Inc. (NYSE: GNC) - headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

GNC connects customers to their best selves by offering a premium assortment of heath, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC and nationally recognized third-party brands.

GNC’s diversified, multi‑channel business model generates revenue from product sales through company‑owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of September 30, 2017, GNC had approximately 9,000 locations, of which approximately 6,800 retail locations are in the United States (including approximately 2,400 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward‑Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward‑looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward‑looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward‑looking statements, including but not limited to unfavorable publicity or consumer perception of the Company's products; costs of compliance and any failure on management's part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in the distribution network; or failure to successfully execute the Company's growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e‑commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward‑looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Contacts:

Investors: Tricia Tolivar, Executive Vice President & Chief Financial Officer, (412) 288-2029

Amy N. Davis, Vice President Corporate Controller and Treasurer, (412) 288-4641

Matt Milanovich, Senior Director - Investor Relations, Analysis & Strategy, (412) 402-7260